CONTACTS

From: Anthony J. DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: (484-532-7783)	For: Brian S. Block, EVP & CFO American Realty Capital Healthcare Trust, Inc. bblock@arlcap.com Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust
Acquires Aurora Health Care Portfolio in Wisconsin for $63 Million

New York, New York, July 27, 2012 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) – announced today that it has closed the acquisition of three medical office buildings 100% leased to Aurora Heath Care. The buildings are located in Two Rivers, Wisconsin, Hartford, Wisconsin and Neenah, Wisconsin, and were purchased for $63.0 million, exclusive of closing costs. Aurora Health Care is a not-for-profit healthcare system that operates 15 hospitals and employs over 1,500 physicians treating 1.2 million individual patients annually across 31 counties in Wisconsin and Illinois. Certain of Aurora Health Care, Inc.’s senior bonds carry an investment grade credit rating as determined by a major credit rating agency.

The Aurora Health Care portfolio contains 226,046 rentable square feet of space providing various outpatient services within each building including urgent care, pharmacy services, clinical space, rehabilitation and physical therapy. The acquisition of the Aurora portfolio increases the total size of ARC Healthcare’s portfolio to $409.7 million, comprised of 34 properties.

Since the end of Q1 2012, consistent with its investment strategy, ARC Healthcare has closed on the acquisition of 15 properties for an aggregate purchase price of $214.5 million. The properties, located in eleven different states, consist of twelve medical office buildings, two life-science buildings, and one hospital totaling 752,638 square feet. The 15 properties are 98.9% leased on a weighted average basis with an average of 12.1 years remaining on the primary lease terms.

“We are very pleased to complete the acquisition of these three high-quality, recently constructed medical office buildings leased and operated by one the largest and most reputable healthcare systems in the state of Wisconsin, Aurora Health Care,” said Tom D’Arcy Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC. “As we effectively deploy our capital, these properties add to our diversified portfolio, focused on healthcare assets leased to strong national and regional operators on a long-term basis.”

Important Notice

ARC Healthcare is a publicly registered, non-traded real estate investment program.

ARC Healthcare initially filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission (“SEC”) on August 27, 2010, and the registration statement became effective on February 18, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, as reprinted on July 24, 2012, is available on the SEC Web site at: http://sec.gov/Archives/edgar/data/1499875/000114420412040762/v319158_424b3.htm.

Alternatively, the Company or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

To arrange interviews with executives of ARC Healthcare contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

###